UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2024 (November 11, 2024)
Healthcare Realty Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700	Nashville,	Tennessee	37203	(615)	269-8175
(Address of Principal Executive Office and Zip Code)				(Registrant’s telephone number, including area code)

www.healthcarerealty.com
(Internet address)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	HR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of President and Chief Executive Officer and Director
On November 11, 2024, Healthcare Realty Trust Incorporated (the “Company”) and Todd J. Meredith determined that Mr. Meredith would depart from his position as President and Chief Executive Officer of the Company, effective November 11, 2024. In connection with the separation, Mr. Meredith has also resigned from the Company’s board of directors and the size of the board of directors was reduced to 11 members. Mr. Meredith’s separation from the Company is not a result of any disagreement with the Company, other members of the Company’s management or the Company’s external auditor.

Mr. Meredith’s separation as the Company’s President and Chief Executive Officer is governed pursuant to the “termination other than for cause” provisions of his employment agreement with the Company, as amended, a copy of which previously has been filed with the Securities and Exchange Commission (the “SEC”). Subject to Mr. Meredith’s execution and non-revocation of a release agreement, he will receive severance compensation and accelerated vesting of equity awards in accordance with such terms of his employment agreement. Mr. Meredith’s severance compensation is expected to be approximately $5.6 million, comprised of: (i) two times his annual base salary and average annual bonus; and (ii) a proration of his 2024 cash incentive awards. The equity awards that will be accelerated include 1,064,350 shares, comprised of unvested restricted stock, restricted stock units, and LTIP Series C Units (with performance awards vesting at target-level performance). The Company expects to record a charge of approximately $17.5 million to $18.5 million for the quarter ended December 31, 2024 in connection with Mr. Meredith’s separation.

Appointment of Interim President and Chief Executive Officer
The board of directors of the Company has appointed Constance B. Moore to serve as the Company’s Interim President and Chief Executive Officer effective November 11, 2024. The Company intends to engage a leading executive search firm to conduct a search process for a permanent chief executive officer. The Company’s board of directors has formed a committee to oversee the search process. Ms. Moore will continue to serve as a director of the Company but has stepped down from service on the Compensation Committee while serving as Interim President and Chief Executive Officer.

Ms. Moore, age 69, was elected to the board of directors of Healthcare Trust of America, Inc. (“HTA”) in March 2022 shortly before the merger between the Company and HTA. She has served as a director of Civeo Corporation and TriPointe Homes since 2014. From 2017 to 2021, she served as a director of Columbia Property Trust, including one year as chair of its board of directors. In 2009, she served as chair of Nareit. She served as President and CEO of BRE Properties, Inc., a publicly-traded REIT, from 2005 until 2014.

There is no arrangement or understanding between Ms. Moore and any other person pursuant to which Ms. Moore was selected as the Company’s Interim President and Chief Executive Officer. Ms. Moore has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Ms. Moore is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Compensatory arrangements relating to Ms. Moore’s service as the Company’s Interim President and Chief Executive Officer have not been determined as of the date hereof. The Company will provide disclosure of the material terms of such arrangements on an amendment to this current report on Form 8-K within four business days after they become available.

Item 7.01	Regulation FD Disclosure.
On November 12, 2024, the Company issued a press release announcing the officer and board changes described above. A copy of the press release is furnished herewith as Exhibit 99.1. The Company also reaffirms its normalized FFO per share guidance for the full year 2024, and all other forward-looking guidance provided with the Company’s third quarter earnings release other than earnings per share, which will be affected by the amount of the estimated fourth quarter charge disclosed above. The information in Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release issued by Healthcare Realty Trust Incorporated, dated November 12, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Realty Trust Incorporated
Date: November 12, 2024	By:	/s/ Austen B. Helfrich
Name: Austen B. Helfrich
Title: Interim Chief Financial Officer